Exhibit 99.3

LYDALL ANNOUNCES FIRST QUARTER

ENDED MARCH 31, 2005 FINANCIAL RESULTS

MANCHESTER, CT – April 26, 2005 — LYDALL, INC. (NYSE: LDL) today announced financial results for the first quarter ended March 31, 2005.

For the first quarter ended March 31, 2005, net income was $0.6 million, or $.04 per diluted share, compared with $0.9 million, or $.06 per diluted share, for the first quarter of 2004. Net income for the first quarter of 2004 included pretax charges of $1.3 million, or $.05 per diluted share, representing costs incurred in the quarter related to the closing of the Columbus operation.

Net sales for the first quarter were $72.2 million compared with $72.1 million for the same period in 2004. Excluding the favorable impact of foreign currency translation, net sales for the first quarter of 2005 were 1 percent lower than the comparable quarter of 2004. On a constant currency basis, Filtration/Separation Segment net sales declined by 18 percent and Thermal/Acoustical Segment net sales increased by 6 percent in the first quarter of 2005 compared with the same quarter last year. Net sales of Other Products and Services were 4 percent higher quarter over quarter.

For the first quarter of 2005, gross margin on net sales was 22.3 percent compared with 21.1 percent for the first quarter of 2004. Excluding the impact of restructuring charges on gross margin from the first quarter of 2004, overall gross margin on net sales declined slightly. Thermal/Acoustical Segment gross margin as a percent of net sales declined, after excluding restructuring charges recorded in the segment from 2004, while the Filtration/Separation Segment posted gross margin percentage improvement on lower sales. Other Products and Services also had a slight increase in gross margin on net sales.

Selling, product development and administrative expense was $14.7 million, or 20.4 percent of net sales, for the first quarter of 2005 compared with $13.5 million, or 18.7 percent of net sales, for the same period of 2004. Sarbanes-Oxley Section 404 compliance costs were greater in the first quarter of 2005 than in the first quarter of 2004, which primarily drove this increase. The remaining portion of the increase in these costs primarily related to additional investment in sales and marketing and annual wage adjustments.

Net cash provided by operating activities was $0.7 million for the first quarter of 2005 compared with net cash provided by operating activities of $3.0 million in the first quarter of 2004.

Segment Information

Thermal/Acoustical – For the quarter, segment net sales were $47.7 million compared with $44.4 million for the first quarter of 2004. Excluding the favorable impact of foreign currency translation, segment net sales increased by 6 percent for the quarter. Automotive sales, which represented 78 percent of total segment sales, increased by 7 percent, excluding the favorable impact of foreign currency translation, as sales growth was achieved in both Europe and North America.

Industrial thermal products sales, which include both passive and active systems, increased slightly in the quarter compared with the first quarter of 2004. Sales of passive insulating products for the appliance market and cryogenic products increased in the period. Sales of Affinity® temperature-control units increased despite some program delays by customers and a softening of the semiconductor market. The above increases were partially offset by lower sales of building products, primarily used in heating, ventilation and air conditioning systems.

Operating income for the Thermal/Acoustical Segment was $3.9 million for the first quarter of 2005 compared with $2.8 million for the same quarter of 2004. Excluding the restructuring charges recorded in the segment during the first quarter of 2004, segment operating income was relatively flat compared with the first quarter of 2004. Increases in operating income resulting from sales growth and operating improvements in Europe, were offset by a decline in operating income in the domestic automotive and industrial thermal businesses. These declines were primarily attributable to higher production costs in the period.

Filtration/Separation – For the quarter, segment net sales were $17.2 million compared with $20.7 million in the same period last year. Excluding the favorable impact of foreign currency translation, segment net sales decreased by 18 percent for the quarter. Air filtration sales declined significantly as construction of clean rooms slowed from last year’s robust levels – particularly in Asia. Sales of the Company’s liquid filtration products were relatively flat compared with the same quarter last year. In addition, sales of Vital Fluids products were lower due primarily to the product recall of certain blood transfer and storage products, as previously disclosed.

Operating income of the Filtration/Separation Segment was $1.9 million for the first quarter of 2005 compared with $2.9 million for the comparable quarter of 2004. The decrease in operating income compared with the first quarter of 2004 substantially related to the decline in sales of filtration and Vital Fluids products, additional costs associated with headcount increases related to the strengthening of the management team at the Vital Fluids business and incremental product development spending.

Other Products and Services – For the quarter, net sales were $7.8 million compared with $7.5 million for the same quarter last year. The trucking business posted higher sales in the quarter despite continuing owner/operator shortages. Transport has launched an active recruitment program to attract qualified owner/operators. Sales of specialty products were relatively flat compared with the first quarter of last year.

Operating income from Other Products and Services for the first quarter of 2005 was $0.6 million compared with $0.5 million in the same quarter last year. Higher sales volumes led to a slight increase in operating income for the quarter.

Comments from David Freeman, President and Chief Executive Officer

David Freeman, President and Chief Executive Officer, commented, “Although results reflected improvement over the fourth quarter of 2004, the first quarter of 2005 was below our expectations. We began to realize the benefits of the actions we took in 2004 in the automotive business. We also strengthened the management of our Vital Fluids operation and aggressively addressed operating issues at that facility. In addition, a number of focused Lean Enterprise initiatives were launched at several of our facilities. With manufacturing excellence at the top of the list, we anticipate ongoing improvements throughout the year.

“2005 will not be without its challenges however, as we are seeing a slowdown in some of our markets. The effective execution of operating improvements and strategic growth plans will be critical.

“The successful and timely achievement of Sarbanes-Oxley compliance reflects the hard work, focus and commitment of Lydall’s employees. I’d like to take this opportunity to publicly thank all involved for their hard work and commitment.”

Conference Call

Lydall will host a conference call today at 2:00 p.m. EDT to discuss its first quarter ended March 31, 2005 results as well as general matters related to its businesses and markets. The call may be accessed in a listen-only mode at (800) 946-0705 and will be webcast live on the Company’s web site www.lydall.com under the Investor Relations’ section.

A presentation corresponding with the conference call will be available on the Company’s web site for downloading prior to the call.

Lydall, Inc. is a New York Stock Exchange listed company, headquartered in Manchester, Connecticut. The Company, with operations in the U.S., France, and Germany and sales offices in the U. S., Europe, and Asia, focuses on specialty engineered products for the thermal/acoustical and filtration/separation markets.

Cautionary Note Concerning Factors That May Affect Future Results

Stockholders are referred to Lydall’s 2004 Annual Report on Form 10-K, “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Cautionary Note Concerning Factors That May Affect Future Results,” which outlines certain risks regarding the Company’s forward-looking statements. Such risks include: a major downturn of the automotive market, which accounted for 52 percent of Lydall’s first quarter 2005 sales, and significant, unforeseen changes in raw material pricing, specifically, aluminum and other metals used in most of the Company’s heat-shield products. Also, the timing and degree of success of new-product programs impact Lydall’s projected results. For further details on these risks and other pertinent information on Lydall, copies of the Company’s Forms 10-K, 10-Q and 8-K are available on Lydall’s web site, www.lydall.com. Information may also be obtained from Lydall’s toll-free investor information service at 877-LDL-NYSE (535-6973). Company Contact: Christopher R. Skomorowski, Executive Vice President and Chief Operating Officer, at One Colonial Road, Manchester, CT 06040; Tel. 860-646-1233, email: investor@lydall.com.

Summary of Operations

In thousands except per share data

(Unaudited)

	Quarter Ended March 31,
	2005	2004
Net sales	$72,184	$72,121

Cost of sales	56,104	56,900

Gross margin	16,080	15,221

Selling, product development and administrative expenses	14,703	13,471

Operating income	1,377	1,750

Interest expense	330	305

Other (income) expense, net	50	2

Income before income taxes	997	1,443

Income tax expense	354	505

Net income	$643	$938

Basic earnings per common share	$0.04	$0.06
Diluted earnings per common share	$0.04	$0.06

Weighted average common shares outstanding	16,061	16,151
Weighted average common shares and equivalents outstanding	16,183	16,237

Summary of Segment Information

In thousands

(Unaudited)

	Quarter Ended March 31,
	2005	2004
Net Sales

Thermal/Acoustical	$47,729	$44,427
Filtration/Separation	17,229	20,733
Other Products and Services	7,759	7,479
Reconciling Items	(533)	(518)

Consolidated Totals	$72,184	$72,121

Operating Income

Thermal/Acoustical	$3,867	$2,804
Filtration/Separation	1,907	2,870
Other Products and Services	590	516
Reconciling Items	—	42
Corporate Office Expenses	(4,987)	(4,482)

Consolidated Totals	$1,377	$1,750

Financial Position

In thousands except ratio data

	March 31, 2005	December 31, 2004
	(Unaudited)
Cash and cash equivalents	$1,486	$1,580
Working capital	$58,161	$54,249
Total debt	$41,648	$38,113
Stockholders’ equity	$142,916	$144,504
Total capitalization	$184,564	$182,617
Current ratio	2.26	2.17
Total debt to total capitalization	22.6%	20.9%

Cash Flows
In thousands
	Quarter Ended March 31,
	2005	2004
	(Unaudited)	(Unaudited)
Net cash provided by operating activities	$665	$3,001
Net cash used for investing activities	$(5,416)	$(3,828)
Net cash provided by financing activities	$4,755	$3,879
Depreciation and amortization	$3,696	$4,227
Capital expenditures	$5,416	$6,344

Common Stock Data
Quarter Ended March 31,
	2005	2004
High	$11.90	$11.14
Low	$10.40	$9.46
Close	$11.10	$10.20

During the first quarter of 2005, 881,900 shares of Lydall common stock (LDL) were traded on the New York Stock Exchange.